EXHIBIT 10.37
December 11, 2008
Raouf Y. Halim
Newport Beach, CA
Re: Special Bonus
Dear Raouf:
In order to ensure that Mindspeed Technologies, Inc. (the “Company”) has the leadership required to continue the record revenue and non-GAAP operating profit levels achieved in fiscal year 2008 through fiscal year 2009, the Company is pleased to offer to pay you a special bonus of $600,000 (the “Special Bonus”), less applicable state and federal tax withholding, in exchange for 12 months of continued service to the Company. You will be deemed to earn 25% of the Special Bonus for each quarter of continued service to the Company. You agree that, if you voluntarily leave the Company or are terminated for cause on or prior to the first anniversary of the date of this letter, you shall repay to the Company the unearned portion of the Special Bonus within 30 days of such termination of employment. Accordingly, you agree that the Special Bonus shall not be deemed to be 100% earned until such time as you have been continuously employed by the Company for 12 months as explained above. Notwithstanding anything to the contrary in this letter agreement, in the event of a Change of Control (as defined in Section 2 of the Employment Agreement entered into by and between you and the Company), you shall be deemed to have earned 100% of the Special Bonus.
For purposes of this letter agreement, the term “cause” shall mean: (i) a material breach of your employment obligations with the Company; (ii) your willful failure to follow the reasonable instructions of the Company or its board of directors; (iii) willful misconduct that is in bad faith and materially injurious to the Company, monetarily or otherwise, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (iv) your conviction for fraud or any other felony; or (v) if you exhibit in regard to your employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonest, habitual neglect, or incompetence.
We appreciate your continuing contributions to the Company’s success.
Sincerely,
Mindspeed Technologies, Inc.

/s/ Thomas O. Morton
Name: Thomas O. Morton
Title: Senior Vice President, Human Resources

Agreed and accepted this 12th day of December, 2008.

/s/ Raouf Y. Halim
Raouf Y. Halim